Exhibit 10.2

THIRD AMENDMENT TO ISSUING AND PAYING AGENCY AGREEMENT

The Bank of New York Mellon, as Issuing and Paying Agent
101 Barclay Street, Floor 8 West
New York, New York 10286

Attn: Corporate Trust Administration

Re: Cardinal Health, Inc.

Ladies and Gentlemen:

This letter (the “Third Amendment”) sets forth the understanding between you and Cardinal Health, Inc. (the “Company”), whereby we have agreed to amend that certain Issuing and Paying Agency Agreement by and between you (formerly known as The Bank of New York) and the Company dated August 9, 2006, amended February 28, 2007 and November 23, 2016 (the “Issuing and Paying Agency Agreement”) in order to increase to $2,000,000,000 the limit as to the aggregate principal amount of commercial paper notes which may be outstanding at any given time pursuant to such agreement.

1.    Defined Terms. Unless the context as used herein requires otherwise, capitalized terms used but not defined in this Third Amendment shall have the meaning given to them in the Issuing and Paying Agency Agreement.

2.     Amendment. Paragraph 4(a)(i) of the Issuing and Paying Agency Agreement is hereby deleted in its entirety and restated as follows:

(i)    date each such Certificated CP Note the date of issuance thereof (which shall be a Business Day) and insert the maturity date thereof (provided that the Authorized Representative or Dealer Representative shall ensure that such date is a Business Day and that it shall not be more than 364 days from the date of issue and that the aggregate principal amount of CP Notes outstanding shall not exceed $2,000,000,000) and the face amount (provided that the Authorized Representative or the Dealer Representative shall ensure that such face amount is not less than $250,000) thereof in figures;

3.    No Other Modifications. Except as expressly provided in this Third Amendment, all of the terms and conditions of the Issuing and Paying Agency Agreement shall remain unchanged and in full force and effect.

4.    Binding Effect. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.    Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.    Conflict. In the event of any inconsistency or conflict between this Third Amendment and the Issuing and Paying Agency Agreement, the terms, provisions and conditions of this Third Amendment shall govern and control.

7.    Counterparts. This Third Amendment may be executed in separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

8.    Concerning the Issuing and Paying Agent. All of the provisions contained in the Issuing and Paying Agency Agreement in respect of the rights, privileges, protections, immunities, powers and duties of the Issuing and Paying Agent shall be applicable in respect of this Third Amendment as fully and with like force and effect as though fully set forth in full herein.

(Signatures on following page.)

If the foregoing is acceptable to you, please indicate your agreement therewith by signing one or more counterparts of this Third Amendment in the space provided below, and returning such signed counterpart(s) to the Company, whereupon this letter when signed by you and the Company, will become a binding agreement between us.

CARDINAL HEALTH, INC.

By:	/s/ Michael C. Kaufmann
Name:	Michael C. Kaufmann

Agreed to and Accepted
This 15th day of September, 2017

The Bank of New York Mellon, as Issuing and Paying Agent

By:	/s/ Laurence J. O'Brien
Name:	Laurence J. O'Brien
Vice President